Exhibit 2.6

The Directors

CBD Energy Limited Suite 2, Level 2

53 Cross Street

Double Bay NSW 2028

Dear Sirs

Facilities between CBD Energy Limited and Wind Farm Financing Pty Ltd (among others)

1	Interpretation

1.1	We refer to:

(a)	the Convertible Note Facility Agreement dated 30 May 2012 originally between, among others, CBD Energy Limited (Borrower), Brio Capital L.P. (Brio), Sligo Investments Limited (Sligo) and Partners For Growth III, L.P, as amended from time to time and most recently pursuant to the Global Amending Deed (CNFA);

(b)	the loan agreement dated 9 February 2011 originally between Washington H. Soul Patterson and Company Limited (WHSP) and the Borrower, which was assigned by WHSP to Wind Farm on 20 September 2013, as amended from time to time and most recently pursuant to the Amending Deed (Loan Agreement);

(c)	the Security Trust Deed dated 31 May 2012 originally between, among others, the Borrower and Partners For Growth III, L.P as amended from time to time and most recently pursuant to the Global Amending Deed (Security Trust Deed); and

(d)	the global amending deed dated 28 November 2013 between, among others, the Borrower, Wind Farm Financing Pty Limited (Wind Farm), Brio and Sligo (Global Amending Deed); and

(e)	the amending deed dated 28 November 2013 between the Borrower and Wind Farm (Amending Deed).

1.2	Wind Farm provides this waiver:

(a)	under the Loan Agreement in its own capacity;

(b)	under the CNFA in its capacity as administrator under clause 8.22; and

(c)	under the Security Trust Deed in its capacity as security trustee under clause 3.4(c).

1.3	Capitalised terms that are not defined in this letter have the meaning given to them in the CNFA.

2	Waiver

2.1	Wind Farm waives, with effect on the date of this letter:

(a)	any breach by any Grantor (as defined in the Security Trust Deed) under the Security Trust Deed, by any Obligor under the CNFA or by the Borrower under the Loan Agreement that arose prior to the date of the Global Amending Deed; and

(b)	any obligation of an Obligor to pay interest under the CNFA (whether under Condition 2.2 of Schedule 2 or otherwise) until 1 January 2014.

2.2	The waiver in paragraph 2.1 does not affect the accrual of interest under the CNFA.

2.3	Interest that accrues under the CNFA before 1 March 2014 and is not paid is required to be paid on Redemption of the Notes.

3	Failure to comply and reservation of rights

3.1	The waivers contained in this letter will not be (and will not be deemed to be) a waiver of any other provision or condition of the CNFA or Loan Agreement or constitute a further waiver of or consent to any default or breach of obligations under the CNFA or Loan Agreement.

3.2	Subject to this letter, the terms of the CNFA or Loan Agreement remain in full force and effect.

4	Miscellaneous

4.1	This letter is governed by New South Wales law.

Please confirm your receipt of this letter and your acknowledgement of its terms by signing the enclosed acknowledgement.

Yours sincerely,

/s/ Authorized Signatory of Wind Farm Financing Limited

For and on behalf Wind Farm Financing Pty Limited

Acknowledgement and acceptance

CBD Energy Limited accepts and agrees to the terms of this letter.

Date:

/s/ Authorized Signatory of CBD Energy Limited

For and on behalf of CBD Energy Limited